Exhibit 99.2

WRITTEN CONSENT

IN LIEU OF A

MEETING OF STOCKHOLDERS

OF

AIRSPAN NETWORKS INC.

[●], 2021

The undersigned (the “Stockholder”), being the holder of one or more shares of Common Stock (the “Company Common Stock”), Class B Common Stock (the “Company Class B Common Stock”) and/or voting Convertible Preferred Stock, including Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Senior Preferred Stock, Series F Senior Preferred Stock, Series G Senior Preferred Stock and Series H Senior Preferred Stock (such voting Convertible Preferred Stock, collectively, the “Company Voting Preferred Stock”), of Airspan Networks Inc., a Delaware corporation (the “Company”), acting pursuant to Section 228(a) of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby irrevocably consent to the adoption of, and does hereby adopt, the following resolutions in lieu of a meeting with respect to all of such shares held by the Stockholder:

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of March 8, 2021, by and among New Beginnings Acquisition Corp., a Delaware corporation (“Acquiror”), Artemis Merger Sub Corp., a Delaware corporation and a wholly-owned direct subsidiary of Acquiror (“Merger Sub”), and the Company, a copy of which has been filed with the Securities Exchange Commission and is deemed to be incorporated herein by reference (the “Business Combination Agreement”) (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Business Combination Agreement);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the DGCL, Acquiror and the Company will consummate a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror;

WHEREAS, prior to the execution of the Business Combination Agreement, the Board of Directors of the Company (the “Board”) unanimously (i) determined that the Business Combination Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved the Business Combination Agreement and the Merger and declared their advisability, and (iii) subject to Section 7.05 of the Business Combination Agreement, recommended that the stockholders of the Company approve and adopt the Business Combination Agreement and approve the Merger and directed that the Business Combination Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders; and

WHEREAS, the written consent or affirmative vote in favor of the adoption of the Business Combination Agreement by the holders of at least (i) a majority in voting power of the issued and outstanding shares of Company Common Stock, Company Class B Common Stock and Company Voting Preferred Stock, voting together as a single class, and (ii) sixty percent (60%) of the issued and outstanding shares of Company Voting Preferred Stock, voting together as a single class on an as-converted basis, is required to consummate the Transactions contemplated by the Business Combination Agreement;

NOW, THEREFORE, BE IT RESOLVED, that the Business Combination Agreement and the Transactions contemplated thereby, including the Merger, are hereby adopted and approved in all respects, and the undersigned Stockholder hereby votes all of its shares of Company Common Stock, Company Class B Common Stock and Company Voting Preferred Stock, as applicable, in favor of the adoption and approval of the Business Combination Agreement and the Transactions contemplated thereby, including the Merger;

RESOLVED FURTHER, that Secretary of the Company is hereby directed to file a signed copy of this Written Consent in the minute book of the Company;

RESOLVED FURTHER, that, to the fullest extent permitted by applicable law, the undersigned Stockholder hereby waives any and all irregularities of notice, with respect to the time and place of meeting, and consents to the transaction of all business represented by this Written Consent; and

RESOLVED FURTHER, that this Written Consent may be executed in one or more counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same Written Consent.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned Stockholder has duly executed this Written Consent as of the date set forth below.

IF AN INDIVIDUAL:	IF AN ENTITY:

By:
(duly authorized signature)	(please print or type complete name of entity)

Name:	By:
(please print or type full name)	(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full title)

Date:____________________, 2021	Date:____________________, 2021

[Signature Page to Written Consent of the Stockholders of Airspan Networks Inc.]